STATE of DELAWARE

AMENDED AND RESTATED CERTIFICATE of TRUST

This Amended and Restated Certificate of Trust is being duly executed and filed by the undersigned trustee in accordance with 6 Del. C. § 12-3810(c) of the Delaware Statutory Trust Act, 12 Del. C., § 3801 et seq. (the “Act”), to amend and restate the original Certificate of Trust of Fairway Private Equity Venture Capital Fund, which was filed with the Secretary of State of the State of Delaware on August 9, 2021 (the “Certificate”). The Certificate is amended and restated as follows:

• First:	The name of the statutory trust is Fairway Private Equity & Venture Capital Opportunities Fund (the “Trust”).
• Second:

The address of the registered office of the Trust in the State of Delaware and the name and address of the registered agent for service of process in the State of Delaware at such registered office is:

Corporation Service Company

251 Little Falls Drive

Wilmington, New Castle County, Delaware 19808

• Third:	The Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. (15 U.S.C. §§ 80-a-l et seq.).

IN WITNESS WHEREOF, the undersigned Trustee of the Trust does hereby execute this Amended and Restated Certificate of Trust as of the 22nd day of November, 2021.

By:	/s/ Kevin T. Callahan
Name: Kevin T. Callahan Title: Trustee